Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 1, 2023 with respect to the financial statements of Redwood Real Estate Income Fund as of April 21, 2023 which are contained in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm; Legal Counsel”, “Financial Statements”, and “Independent Registered Public Accounting Firm”.

/s/ Grant Thornton LLP

Chicago, Illinois

June 21, 2023